Calculation of Filing Fee Tables
S-8
AVALONBAY COMMUNITIES INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	40,000,000		$ 40,000,000.00	0.0001381	$ 5,524.00
Total Offering Amounts:						$ 40,000,000.00		$ 5,524.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,524.00
Offering Note
[1]	Note 1.a: The deferred compensation obligations being registered are general unsecured obligations of AvalonBay Communities, Inc. to pay deferred compensation in the future in accordance with the terms of the AvalonBay Communities Deferred Compensation Plan (the "Plan"). Note 1.b: This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation that may be deferred under the Plan.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources